RESORT AFFILIATION AGREEMENT


     This RESORT AFFILIATION AGREEMENT ("Agreement") is made and entered into at Indianapolis, Indiana, by and between RESORT CONDOMINIUMS INTERNATIONAL, INC., an Indiana corporation having offices and its principal place of business at One RCI Plaza, 3502 Woodview Trace, Indianapolis, Indiana, U.S.A. ("RCI"), and CHARTHOUSE SUITES VACATION OWNERSHIP, INC., having its principal place of business at 850 Bayway Boulevard, Clearwater Beach, Florida 34630 ("Affiliate").

                             RECITALS

     A. RCI makes available the RCI Exchange Program to individuals who purchase or acquire Timeshare Interests in RCI
Affiliated Resorts.

     B. Affiliate has developed Timeshare Interests at the resort project(s) described as follows: Name, location and street address of each Resort project affiliated hereby:

          (use additional sheets if necessary)

     C. Affiliate has submitted to RCI an Application for Affiliation, a copy of which is incorporated by reference herein in its entirety, and desires the Resort to become an RCI Affiliated Resort, and for Affiliate to offer to Purchasers the opportunity to become RCI Members and to be eligible to participate in the RCI Exchange Program.

     D. RCI desires the Resort to become an RCI Affiliated Resort and for Affiliate to perform services and duties associated with the RCI Exchange Program in accordance with the provisions of this Agreement.

     NOW THEREFORE, in consideration of the mutual covenants and obligations contained in this Agreement, the parties hereby agree as follows:

                      ARTICLE 1 - DEFINITIONS

     For the purposes of this Agreement, the terms listed below shall, unless the context otherwise requires, bear the following meanings:

     1.1 Application for Affiliation: The Affiliate's Application for Resort Affiliation, including any attachments thereto, which is required to be submitted by Affiliate to RCI in connection with this Agreement.

     1.2 Confirmed Exchange: RCI's written notification to the Resort and RCI Member or Exchange Guest that accommodations at the Resort or another resort have been reserved for use by the RCI
Member or Exchange Guest.

     1.3 Enrollment Application: The form of application from time to time prescribed by RCI for the enrollment of Purchasers in the RCI Exchange Program.

     1.4 Exchange Guest(s): Person(s) who have received a Confirmed Exchange to the Resort from RCI.

     1.5 Marks: Those trademarks set forth below, or other trademarks as may be included and licensed by RCI to Affiliate from time to time:

          RCI
          RESORT CONDOMINIUMS INTERNATIONAL

     1.6 Presale: That status where the Resort or a Unit at the Resort is under construction, renovation or refurbishment and is considered by RCI to be not ready for occupancy by an Exchange
Guest(s).

     1.7  Prospective Purchaser:  Prospective purchasers of a
Timeshare Interest or other Interest at the Resort or any other RCI Affiliated Resort.

     1.8 Purchasers: Persons who purchase Timeshare Interests in the Resort, including persons who are already RCI Members at time of purchase.

     1.9 RCI Affiliated Resorts: Resorts subject to resort affiliation agreements with RCI, including those resorts described in Recital B.

     1.10 RCI Exchange Program: RCI's program of facilitating the exchange of Timeshare Interests.

     1.11 RCI Procedures Manual: Any manual(s) of policies and/or procedures for affiliates and associations as published and amended by RCI from time to time.

     1.12 RCI Subscribing Members or RCI Members: Purchasers whose Enrollment Applications are accepted by RCI and who comply with the Terms and Conditions of RCI Membership.

     1.13 RCI Subscription Fee: The annual fee from time to time payable by RCI Members in respect of RCI's directory, magazine(s) or other publications and such other benefits incident to the subscription.

     1.14 RCI Terms and Conditions: Those terms and conditions of RCI membership contained in RCI's "Endless Vacation Special Resort Edition" magazine as amended from time to time by RCI in its discretion.

     1.15 Intentionally omitted.

     1.16 Resort: The resort project(s) or other lodging or vacation accommodation(s): (1) described in Recital B, and (2) all subsequent buildings or phases of the resort project(s) or other lodging or vacation accommodation(s) which meet RCI standards.

     1.17 Timeshare Interests: Possessory, occupancy or usage rights in timeshare resorts or other lodging or vacation accommodation(s), whole-owner condominiums or similar vacation ownership plans.

     1.18 Unit: A unit of accommodation of moveable or immovable property designed for separate occupancy in connection with the use of a Timeshare Interest.

             ARTICLE 2 - RCI'S DUTIES AND OBLIGATIONS

     2.1  Provide Exchange Program.  RCI shall make the RCI
Exchange Program available to RCI Subscribing Members and perform its functions with respect to the RCI Exchange Program in accordance with it obligations under this Agreement, the RCI Terms and Conditions of Membership and the RCI Procedures Manual.

     2.2 Process Enrollment Applications. RCI shall process, promptly and fairly, Enrollment Applications and will notify
Affiliate if RCI rejects an Enrollment Application.

     2.3 Fees. If an Enrollment Application is rejected by RCI or is canceled by the Purchaser as a result of the Purchaser's cancellation or recision of a contract to purchase a Timeshare Interest, RCI will refund fees previously remitted to RCI which correspond to such rejected or canceled Enrollment Application in accordance with the procedures set forth in the RCI Procedures Manual.

     2.4 Materials. RCI, in order to assist Affiliate in offering the RCI Exchange Program to Prospective Purchasers, shall provide to Affiliate, upon acceptance of this Agreement by RCI, those promotional materials as more fully set forth in Exhibit A attached hereto. Thereafter, additional materials will be available to Affiliate at RCI's published rates.

                ARTICLE 3 - AFFILIATE'S OBLIGATIONS

     3.1 Enrollment Application and Fees. During the term of this Agreement and any renewal terms, Affiliate shall on a weekly basis and no later than thirty (30) days after a Purchaser's date of purchase:

          3.1.1     submit to RCI a fully completed Enrollment
                    Application for each Purchaser;

          3.1.2 pay to RCI in a form acceptable to RCI and without setoff or deduction, a sum equal to the number of Purchasers since the last payment was made multiplied by the applicable fee(s) required for each Purchaser; and

          3.1.3 submit a sales report in a form prescribed by RCI.

     It is understood that the foregoing relates only to the initial Purchaser from the Affiliate and only for the first year for that Purchaser.

     3.2 Promotion of Exchange Program. Affiliate shall in a manner that complies with the terms of this Agreement and the RCI Procedures Manual, promote RCI and the RCI Exchange Program to Purchasers and Prospective Purchasers. Such efforts shall include but not be limited to:

          3.2.1 distributing or arranging for the distribution of the "Endless Vacation Special Resort
                    Edition" magazine to all Purchasers at the Resort;

          3.2.2     making the "Endless Vacation Special Resort
                    Edition" magazine available to all Prospective Purchasers in the Resort; and

          3.2.3     encouraging continued membership in the RCI
                    Exchange Program.

     3.3 Minimum Performance Requirement. Affiliate acknowledges that if Affiliate's annual RCI Member Enrollment Applications do not exceed fifty (50), it is not economically viable for RCI to maintain the Affiliation, and this Agreement is likewise terminable at the sole option and discretion of RCI upon sixty (60) days notice to Affiliate.

     3.4 Photographs, Names and Logos. Affiliate agrees to provide to RCI at least two (2) photographs or representative images of the Resort. Affiliate agrees that these images, along with the names(s) and logo(s) of the Resort, are for non-exclusive use by RCI or its licensees, at RCI's sole discretion, for the promotion of the RCI Exchange Program. Affiliate represents and warrants to RCI that: (a) Affiliate owns, has acquired or licensed the trademark and copyright rights in and to such images, names and logos, and (b) Affiliate has obtained, and has on file at its office, releases or consents from or for every person, entity or thing as may be required by law or otherwise for the reproduction of each such photograph or image as contemplated herein. Further, Affiliate hereby releases, discharges and agrees to indemnify and hold RCI harmless from and against any and all liability, demand, claim, cost, expense, loss or damage (including attorneys' fees) caused by or arising from the reproduction and distribution of such images or use of such images, names or logos. This indemnification and hold harmless provision shall survive the termination of this Agreement for all applicable statutes of limitation.

     3.5 Reserve Units. Affiliate agrees to make available to the RCI Exchange Program N/A reserve unit(s) at the Resort each week of the year until Affiliate ceases sales of the Timeshare Interests to be sold at the Resort. Each such reserve unit shall be a unit configuration acceptable to RCI. In the event that RCI sends to the Resort written notice that it does not intend to use a reserve unit, Affiliate may use that reserve unit as it sees fit. In the event that RCI sends to the Resort written notice that it does intend to use the reserve unit, or RCI sends no notice to the Resort, RCI may use that reserve unit as it sees fit.

     3.6 Management Duties. Affiliate agrees to perform the following management responsibilities:

          3.6.1 on RCI's request, to promote new services and benefits provided by RCI to RCI Members;

          3.6.2 to perform services and other duties associated with the operation of the RCI Exchange Program in accordance with the RCI Procedures Manual and other materials furnished to it by RCI from time to time;

          3.6.3 to maintain high qualitative and managerial standards throughout the Resort (including maintenance of an efficient and effective reservations system) and in particular to maintain high standards of hospitality, service, cleanliness, maintenance and appearance and a comprehensive maintenance program;

          3.6.4 to operate its business in a commercially reasonable fashion that will enable it to meet its obligations;

          3.6.5     to honor all Confirmed Exchanges at the Resort;

          3.6.6 to provide all RCI Members and Exchange Guests with the services and facilities referred to in the Application for Affiliation and this Agreement;

          3.6.7 to provide all RCI Members and Exchange Guests with the same rights and privileges at the same rates afforded generally to Purchasers at the Resort;

          3.6.8 to act in a reasonable and cooperative manner to satisfy any complaints;

          3.6.9 to the extent permissible by law, to submit to RCI upon RCI's requests, not to exceed once annually a report containing the name, current billing address and current ownership information for each Purchaser at the Resort. This report shall be current as of one month prior to the date such report is submitted to RCI;

          3.6.10 not to require Exchange Guests staying at the Resort to attend a sales presentation;

          3.6.11 to collect any bed tax, transient occupancy tax or other local rate tax or charge on use or occupancy of the Resort's accommodations from owners of the Timeshare Interests at the Resort, unless the imposition of such tax is precluded by law, in which case to collect the applicable taxes from Exchange Guests;

          3.6.12 to provide RCI with Certificates of Insurance reflecting: (1) those property and casualty coverages in effect as described in Section 5.3.3, and (2) naming RCI as an additional insured under such general liability policy as required by Section 5.3.3; and

          3.6.13    to inform RCI before the appointment or
                    replacement of any management and/or
                    maintenance company relating to the Resort.

     3.7 Change in Information. Affiliate agrees to immediately notify RCI of any change in any information set forth in the Application for Affiliation or of any other fact or circumstances affecting the operation of the RCI Exchange Program with respect to the Resort.

     3.8 Non-Interference. During the term of this Agreement and following its termination, Affiliate shall not:

          3.8.1 encourage any Purchaser or any other timeshare owner or RCI Member, to modify, amend, rescind, contravene or cancel his/her RCI membership;

          3.8.2 encourage any owners' association, club, developer or RCI Affiliated Resort to modify, amend, rescind, contravene or cancel its affiliation agreement with RCI; or

          3.8.3 interfere or facilitate interference in any respect with the contractual relationship between RCI (including any RCI subsidiary, parent, associated or affiliated company or other entity in which RCI or its principal holds a controlling ownership interest) and any party contracting with RCI.

     3.9 Non-Disclosure. During the term of this Agreement and after its termination, Affiliate agrees that it shall not use for its own benefit (other than as permitted under this Agreement) or disclose to any third party, directly or indirectly, any information with respect to: (a) the terms of this Agreement or this Agreement's prior drafts or documents used in this Agreement's negotiations, (b) any proposals produced by RCI and distributed to Affiliate, (c) any RCI proprietary information (including but not limited to any trade secrets, any confidential business information not readily available to the general public, or any confidential information regarding the operation of the RCI Exchange Program) to which it may be privy, (d) RCI membership numbers or exchange activity of any RCI Member or Exchange Guest, or (e) the names, addresses or telephone numbers of RCI Members. However, disclosure of the terms of this Agreement may be permitted in the following limited circumstances: (i) where such disclosure is required by law, provided that Affiliate gives RCI at least twenty (20) days written notice prior to such disclosure, and (ii) where requested by Affiliate's fiduciaries or proposed lenders, only if: (1) Affiliate secures, on behalf of RCI, the agreement in writing of the receiving party not to further disclose the confidential information, and (2) RCI gives written approval of such disclosure. Notwithstanding the above, Affiliate agrees that direct or indirect disclosure of any of the above information to any other exchange company, timeshare or vacation ownership developer or timeshare owners association is expressly prohibited by this section under any circumstances.

     3.10 Denial of Access.

          3.10.1 If Affiliate fails to honor a Confirmed Exchange into the Resort or if an Exchange Guest is otherwise denied access to a unit at the Resort for which that Exchange Guest has a Confirmed Exchange, then Affiliate shall immediately and at its own expense secure alternative accommodations of similar size and quality for the days the Affiliate is unable to accommodate the Exchange Guest.

          3.10.2 Neither Affiliate nor RCI shall have any obligation to secure alternate accommodations for an Exchange Guest arriving at the Resort during an interval other than that for which the Exchange Guest hs been confirmed by RCI.

     3.11 Protection of RCI's Interests. Affiliate agrees that during the term of this Agreement and for a period of one (1) year after this Agreement is terminated for any reason, it will not, without RCI's prior written consent, hire, employ, engage or pay for services any person who was employed by RCI during the term of this Agreement; or directly or indirectly induce any such person to terminate or alter his/her relationship with RCI.

              ARTICLE 4 - RELATIONSHIP OF THE PARTIES

     4.1 Representation of Relationship. Affiliate shall fully and accurately describe the RCI Exchange Program and Affiliate's relationship with RCI to Prospective Purchasers and Purchasers. To this end, Affiliate:

          4.1.1 shall not misrepresent in any way the RCI Exchange Program to Purchasers or Prospective Purchasers nor make any representation which could lead to any confusion on the part of any Purchaser or Prospective Purchaser as to the RCI Exchange Program or the services and benefits offered in connection therewith;

          4.1.2 shall deliver, in writing and in easily readable print, and prior to the execution of any contract for purchase, the following or substantially similar language to Prospective Purchasers or Purchasers:

                    RCI conducts an exchange program made available to purchasers at this resort. No joint venture, partnership or contract of agency exists between RCI and the owner of this resort; however, the owner of this resort is a party to an agreement with RCI through which the owner submits applications on behalf of purchasers to become members of RCI's Exchange Program. RCI's responsibility for representations concerning the RCI Exchange Program is limited to those representation made in materials supplied by RCI. While it is anticipated that the owner of this resort and RCI will maintain an ongoing relationship, there is no assurance that the agreement between the owner of this resort and RCI will continue. Similarly, RCI makes no representations as to the continued viability of this resort. Your decision to purchase should be based primarily upon the benefits to be gained from ownership and use of your timeshare interests in the resort and not upon the RCI Exchange Program.

          4.1.3 shall not amend, summarize, change or modify any material supplied by RCI without RCI's prior written consent, or delete, alter or obscure any proprietary notice or legend contained thereon.

          4.1.4 shall not use the name, photograph(s) or image(s) of any other RCI Affiliated Resort or any other resort or hotel in any material to be used in a sales presentation. Further, those name(s), photograph(s) and image(s) may not be used in any other manner without obtaining the prior written consent of: (a) RCI, (b) the owner of such other RCI Affiliated Resort or other resort, hotel, or other lodging or vacation accommodation, (c) the owner of the copyright in the photograph(s) or image(s), and
                    (d) any other person whose permission is legally required to use such name(s), photograph(s) or image(s).

          4.1.5     intentionally omitted.

          4.1.6 shall not promote the RCI Exchange Program or other services available from RCI as the main or principal reason for purchase of any Timeshare Interest nor represent Affiliate's affiliation to the RCI Exchange Program as a warranty or indication of the Affiliate's, or Resort's status or condition.

     4.2  Intentionally omitted.

     4.3  Intentionally omitted.

     4.4 Responsibilities of Affiliate. Affiliate acknowledges and agrees that it is and remains at all times directly and primarily responsible for (a) the submission to RCI of RCI Enrollment Applications and fees with respect to the initial Purchaser from Affiliate; and (b) the content and correctness of RCI Enrollment Applications it submits.




           ARTICLE 5 - ACKNOWLEDGMENTS, REPRESENTATIONS
                          AND WARRANTIES

     5.1  Acknowledgments.  Affiliate acknowledges and agrees that:

          5.1.1 RCI has the right to accept or reject any Enrollment Application submitted to it;

          5.1.2 it will offer the RCI Exchange Program only to Purchasers purchasing Timeshare Interests in the Resort(s) identified in Recital B;

          5.1.3 it will not offer the RCI Exchange Program to Purchasers of Timeshare Interests at any other resort without entering into a separate Resort Affiliation Agreement for such resort or adding such resort to this Agreement by Addendum;

          5.1.4 RCI memberships are available to natural persons, and if a Timeshare Interest is purchased by a corporation, partnership, or other business entity, RCI membership must be in the name of the natural person authorized by such entity to utilize the purchased Timeshare Interest;

          5.1.5 through the RCI Exchange Program, RCI has the right to confirm any individuals into Units at the Resort which have been deposited with RCI provided, however, such Exchange Guests comply with the rules and regulations of the Resort;

          5.1.6 the RCI Terms and Conditions, including but not limited to the services and benefits provided by RCI to RCI Members, exchange privileges, the practices, procedures and priorities for effecting exchanges and the fees payable by RCI Members, govern the relationship between RCI and RCI Members, and may be changed by RCI from time to time in its discretion;

          5.1.7 the use of RCI Guest Certificate is personal to RCI Members and no commercial use of RCI Guest Certificates may be made by Purchasers, or Affiliate, or any of its officers, directors, employees, sales representatives, brokers or agents;

          5.1.8 RCI has the right to inspect the Resort and the sales records of Affiliate with respect to the Resort upon reasonable notice and during regular business hours;

          5.1.9 it may not assign or sublicense any or all of it rights under this Agreement to any person without RCI's prior written approval and any such attempted assignment or sublicense shall be null and void;

          5.1.10 RCI may assign its rights and duties under this Agreement or any Enrollment Application or agreement with an RCI Member in which case this Agreement shall remain in full force and effect; and

          5.1.11 except for sales in the ordinary course of business to Purchasers for use other than a commercial use, it will not transfer during the initial five (5) year term of this Agreement any interest in the Resort unless the transferee agrees to be bound by the terms and conditions of this Agreement in the same manner as the Affiliate hereunder.

     5.2 Acknowledgment of Relationship. Affiliate hereby acknowledges that:

          5.2.1     it has no power to bind RCI in any manner;

          5.2.2 Affiliate and Resort are independent and outside the control of RCI and that nothing in this Agreement creates a relationship of agency, employment, partnership or joint venture between RCI and the Affiliate;

          5.2.3 the product(s) of Affiliate (including but not limited to Timeshare Interests) are separate and distinct from the services offered through the RCI Exchange Program; and

          5.2.4     it is not relying on RCI or the RCI Exchange
                    Program for the sale of its product(s).

     5.3 Representations and Warranties. Affiliate represents and warrants to RCI that:

          5.3.1 the statements made by it in the Application for Affiliation are not misleading and are true and correct in all material respects and that all the facilities referred to in the Application for Affiliation will be available to Exchange Guests in the manner described in the Application for Affiliation;

          5.3.2     it owns or has the legal right to convey
                    Timeshare Interests to Purchasers;

          5.3.3 it maintains with a reputable insurer property and casualty insurance to cover loss or damage to the Resort, as well as general liability insurance naming RCI as an additional insured in an amount sufficient to cover its risk;

          5.3.4 it has thoroughly examined the RCI Exchange Program as set forth in the RCI Procedures Manual and other materials furnished to it by RCI and that it is familiar with the operation of the RCI Exchange Program;

          5.3.5 except as previously disclosed in writing to RCI, there is no litigation, proceeding, claim, complaint, investigation or similar action pending or threatened against it which would materially and adversely affect the performance of its obligations or the continued operation of the Resort;

          5.3.6 by entering into this Agreement, it will not be in breach of the provisions of any other agreement, lease, charter, by-law or any other instrument or obligation;

          5.3.7 it is in compliance with all applicable laws, rules and regulations; and

          5.3.8 the execution of this Agreement has been duly authorized by all necessary actions, the persons executing this Agreement are authorized to do so and this Agreement constitutes its legal and binding obligation.

     The representations and warranties contained herein are of a continuing nature, and unless otherwise disclosed to RCI in writing, shall be considered reaffirmed by Affiliate with each submission of Enrollment Application.

                      ARTICLE 6 - TRADEMARKS

     6.1 License. Upon the terms and conditions of this Agreement, and the policies and procedures established by RCI from time to time governing the use of the Marks, RCI grants to Affiliate, individually, a non-exclusive license to use the Marks only on and in connection with its services in promoting the RCI Exchange Program, submitting Enrollment Applications of Purchasers at the Resort to RCI, and coordinating activities and performing services associated with the operation of the RCI Exchange Program at the Resort. Affiliate shall not use or permit use of the Marks, in whole or in part, on or in connection with any other business, including but not limited to travel related services, financing services, reservation services, resort management services or resort rental enterprises. Except as expressly provided herein at
Section 4.3, Affiliate shall not permit or authorize any other person or entity of any kind to use the Marks in any manner.

     6.2 Acknowledgment. Affiliate acknowledges that: (a) RCI is the owner in the United States and various other countries of the Marks, and (b) RCI has the right to exclude others from using the Marks or any variant or combination of the Marks determined to be confusingly similar to the Marks. Affiliate shall not register or attempt to register the Marks or any other trademark or tradename confusingly similar to one or more of the Marks in its own name or that of any person or entity. Further, Affiliate shall not contest to the validity of the Marks or any registration of the Marks by RCI.

     6.3 Quality and Control. RCI has the right to control all uses of the Marks. Affiliate agrees to maintain such quality standards for its services, in connection with which the Marks are used, equal to the quality of services of RCI. Affiliate may use the Marks on its promotional materials, advertising and owner communications only as prescribed by RCI policies and procedures in the RCI Procedures Manual and other materials furnished to Affiliate from time to time. Affiliate agrees to comply with all requests of RCI with respect to the appearance and use of the Marks, including any requests to change the form or style of the Marks. Affiliate shall at all times consistently use the Marks so as to ensure that RCI's rights are adequately preserved. Affiliate agrees to promptly submit to RCI one copy of all printed or visual material bearing one or more of the Marks for prior written approval. RCI reserves the right to withdraw approval should it be determined, in RCI's sole discretion, that such materials misrepresent or do not accurately reflect RCI or the RCI Exchange Program. Affiliate shall not do anything itself, or aid or assist any other party to do anything which would infringe, violate, damage, dilute, harm or contest the rights of RCI in and to the Marks. In addition, Affiliate confirms that all use of the Marks by it or any of its approved sublicensees shall inure to RCI's benefit. Affiliate shall at any time execute any documents reasonably required by RCI to confirm RCI's ownership of all such rights in and to the Marks.

               ARTICLE 7 - TERMINATION AND REMEDIES

     7.1 General Right of Termination. Either party may terminate participation in this Agreement:

          7.1.1 in the event of a breach of any of the terms, conditions, covenants, representations or warranties contained in this Agreement, following written notice to the other party stating the grounds for such termination, unless the breaching party cures the asserted breach to the reasonable satisfaction of the party giving such notice within thirty (30) days of the date of notice;

          7.1.2 immediately by giving the other party written notice if the other party commits a breach of any of the provisions of this Agreement which breach is incapable of cure; or

          7.1.3 by giving the other party hereto at least 180 days written notice prior to the expiration of the initial term or any renewal term of its intent to terminate this Agreement at the end of such term.

     7.2 RCI's Right of Termination. Without prejudice to any other rights of termination RCI may have under this Agreement, RCI may terminate its participation in this Agreement with respect to any or all of the Resorts listed in Recital B:

          7.2.1 immediately upon written notice to the Affiliate in the event the Affiliate: (a) becomes insolvent as defined in the Uniform Commercial Code or makes an assignment for the benefit of its creditors; (b) initiates a proceeding, whether voluntarily or involuntarily, under any chapter or part of the Federal Bankruptcy Code; (c) is a party to a proceeding for the reorganization or for the adjustment of any of its debts under any act or law, for the relief of debtors now or hereafter existing; (d) has a receiver or trustee appointed for it or for a substantial part of any of its assets; or (e) is a party to any proceeding seeking its dissolution or its full or partial liquidation;

          7.2.2     Intentionally omitted.

          7.2.3 immediately upon written notice to Affiliate if Affiliate transfers a controlling interest in the Resort without RCI's prior written consent;

          7.2.4 immediately upon written notice to Affiliate if Affiliate attempts to assign or sublicense all or any portion of its rights and duties under this Agreement without RCI's prior written approval except for the sale of security interests contemplated by the offering filed with the Securities and Exchange Commission;

          7.2.5 immediately upon written notice to Affiliate if Affiliate is in fundamental or material breach of a term of this Agreement or engages in fraudulent, deceptive or dishonest conduct in connection with this Agreement (whether or not capable of remedy);

          7.2.6 upon written notice to Affiliate of not less than six (6) months in the event Affiliate enters into any agreement or arrangement other than with RCI that provides for internal or external exchange services to Purchasers. In any event, Affiliate agrees to provide RCI with ninety (90) days written notice prior to entering into such agreement or arrangement;

          7.2.7 immediately upon written notice to Affiliate if any representation or warranty contained herein is not true at the time it is made or considered reaffirmed;

          7.2.8 immediately upon written notice to Affiliate if any representation or warranty contained herein ceases to be true during the term of this Agreement and any renewals thereto; and

          7.2.9     as provided for elsewhere in this Agreement.

     7.3  Affiliate's Acknowledgments.

          7.3.1 Termination of this Agreement for whatever reason shall not in any way affect the right of RCI to receive fees that have accrued and remain unpaid.

     7.4  Obligations Upon Termination.  Upon termination of this
Agreement:

          7.4.1     RCI and Affiliate shall honor all Confirmed
                    Exchanges and exchange privileges of Exchange
                    Guests that are confirmed or accrued prior to termination;

          7.4.2 RCI and Affiliate shall honor all Confirmed Exchanges and exchange privileges of RCI Members who are Purchasers at the Resort that are confirmed or accrued prior to termination of this Agreement;

          7.4.3 RCI at its sole discretion, may allow RCI Members who are Purchasers at the Resort to participate in the RCI Exchange Program following termination of this Agreement provided that the Resort maintains high qualitative and managerial standards. Affiliate agrees to honor all present and future Confirmed Exchanges or exchange privileges of Purchasers and Exchange Guests;

          7.4.4     Affiliate shall immediately discontinue
                    promoting, selling, marketing or offering the RCI Exchange Program in any form to Purchasers or Prospective Purchasers;

          7.4.5 Affiliate shall immediately cease using and thereafter abstain from using all RCI videos and other materials bearing any of the RCI Marks, and return the same to RCI within fifteen (15) days after termination of this Agreement;

          7.4.6 Affiliate shall immediately cease using and thereafter abstain from using the Marks and any name or mark similar thereto; and

          7.4.7 Affiliate shall immediately ensure that the agreement with any RCI approved Reseller is correspondingly immediately terminated with respect to any activities related to RCI and/or use of the Marks, as detailed in Article 4 herein.

     7.5 Suspension. Upon breach by Affiliate, RCI may, without prejudice to its right to terminate this Agreement, suspend operation of the RCI Exchange Program at the Resort or impose such conditions or limitations thereon as RCI deems necessary or appropriate from time to time.

     7.6 Equitable Relief. Affiliate acknowledges and agrees that RCI shall be entitled to a remedy of specific performance or injunctive relief, as appropriate, in the event of a breach or threatened breach of any such provisions by Affiliate.

     7.7 Waiver. Upon the termination of this Agreement as a result of uncured default, Affiliate hereby expressly waives any claim for a refund of any applicable fees remitted during the term of this Agreement.

     7.8 Limitations. Failure to cease using any one or more of the Marks by Affiliate or its Resellers following termination of this Agreement shall entitle RCI to liquidated damages from Affiliate in the amount of One Thousand Dollars (US $1,000) per day, which Affiliate agrees is reasonable. This liquidated damages remedy shall be in addition to any other remedies, legal or equitable, available to RCI with respect to failure to cease using the Mark.

                        ARTICLE 8 - GENERAL

     8.1 Term. This Agreement shall become effective on the date it is executed by RCI in Indianapolis, Indiana, U.S.A. and shall be for an initial term of five (5) years from the effective date of Affiliate _____________ offering, but not later than August 31, 1997. Thereafter, this Agreement will automatically renew for additional five (5) year terms, until such time as notice of intent to terminate is given by any party hereto pursuant to Section 7.1; provided, however, that Affiliate is in compliance with this Agreement at the expiration of the initial term and subsequent renewal terms.

     8.2 Notices: All notices and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been given if mailed by registered or certified mail, return receipt requested, or transmitted by facsimile with printed confirmation of receipt together with mailing of an original, to the appropriate party(ies) at the following address (or such other address as shall be specified by notice given pursuant to this
Section 8.2):

     (a)  if to Affiliate:

          CHARTHOUSE SUITES VACATION OWNERSHIP, INC.
          850 Bayway Boulevard
          Clearwater Beach, Florida  34630

     (b)  if to RCI:

          RESORT CONDOMINIUMS INTERNATIONAL, INC.
          One RCI Plaza
          3502 Woodview Trace
          P.O. Box 80229
          Indianapolis, Indiana 46280-0229, U.S.A.
          Attention: Legal Services

     Notwithstanding the above, RCI may send the notices referred to in Section 3.5 to the Resort at the address set forth in Recital B (or such other address as shall be specified by notice given pursuant to this Section 8.2) by regular United States mail.

     8.3 Legal and Binding Obligation. Affiliate and the individuals executing this Agreement on behalf of Affiliate, respectively, represent and warrant to RCI that this Agreement has been duly and validly executed and delivered by Affiliate, and constitutes a legal, valid, binding and enforceable agreement of Affiliate.

     8.4  Intentionally omitted.

     8.5 Indemnification. Affiliate agrees to indemnify and hold RCI harmless from and against any and all claims, demands, obligations, deficiencies, judgments, damages, suits, losses, penalties, expenses, costs (including reasonable attorneys' fees) and liabilities of any kind, type or nature whatsoever but only with respect to claims made by third parties directly against RCI resulting from, arising out of or in connection with:

          8.5.1 any inaccuracy in a representation or warranty made by Affiliate or any breach of any of its obligations in this Agreement;

          8.5.2 a failure of Affiliate to observe policies and procedures established by RCI;

          8.5.3 the wrongful denial of access to a Unit to any Exchange Guest;

          8.5.4 any death or personal injury or damage to or loss of property sustained by Exchange Guests while at the Resort;

          8.5.5 any acts or omissions by any of its directors, officers, partners, employees, representatives, agents, brokers, salesmen, independent contractors, or associates which would constitute a breach of this Agreement if committed by Affiliate;

          8.5.6     Intentionally omitted.

          8.5.7     alleged or actual infringement of any
                    trademark, copyright, trade secret, patent, publicity rights, privacy rights, moral rights or false advertising or unfair competition (but excluding any such action on RCI Marks).

     This indemnification and hold harmless provision shall survive the termination of this Agreement for all applicable statutes of limitation. RCI shall promptly provide to Affiliate written notice of any such claim upon obtaining notice thereof and shall cooperate with Affiliate in connection therewith.

     8.6 Severability. If any provision of this Agreement is declared by any judicial or other competent authority to be void, voidable, illegal or otherwise unenforceable or indications of the same are received by either of the parties from any relevant competent authority, the parties shall amend that provision in such reasonable manner as achieves the intention of the parties without illegality or, at the discretion of RCI, such provision may be severed from this Agreement and the remaining provisions of this Agreement shall remain in full force and effect; provided, however, that if, in RCI's judgment, the effect of such declaration is to defeat the original intention of the parties, RCI shall be entitled to terminate this Agreement by 30 days' notice to the Affiliate.

     8.7 General. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. The Recitals are hereby incorporated in this Agreement. All references in this Agreement to particular Recitals and Sections are references to Recitals and Sections of this Agreement. If there is any difference or conflict between the English text of this Agreement and any translation, the English text shall prevail. Failure of either party to insist on strict compliance with the provisions of this Agreement shall not constitute waiver of that party's right to demand later compliance with the same or other provisions of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Agreement and Affiliate's Application for Affiliation and all attachments thereto constitute the entire understanding and agreement between the parties concerning the subject matter of this Agreement. This Agreement may be modified only by a writing executed by the parties with the same formality with which this Agreement has been executed. All understandings between the parties are merged into this Agreement, and there are no representations, warranties, covenants, obligations, understandings or agreements, oral or otherwise, in relation thereto between the parties other than those incorporated herein. This Agreement is for the exclusive benefit of Affiliate and RCI; nothing herein shall be construed to create a third-party beneficiary of any Purchaser, RCI Member or other individual or entity. Affiliate acknowledges that this Agreement has been executed, made and entered into in Indianapolis, Indiana, U.S.A., and consents to the personal jurisdiction of the courts of the State of Indiana. This Agreement shall in all respects be interpreted and construed in accordance with and governed by the laws of the State of Indiana, U.S.A., and any action at law or in equity under this Agreement shall be submitted exclusively to the jurisdiction of the courts of Marion County, Indiana, U.S.A., unless RCI determines in its sole discretion that, because of the injunctive or other equitable relief sought by it, the action should be brought in a jurisdiction in which the Affiliate or the Resort are located. This Agreement and all of its provisions shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.


                         CHARTHOUSE SUITES VACATION OWNERSHIP, INC.
                         ("Affiliate")




                    By:  /s/ Jeffrey Keierleber
                         Jeffrey Keierleber, President




AGREED TO AND ACCEPTED THIS 12th DAY OF APRIL, 1997.


                         RESORT CONDOMINIUMS INTERNATIONAL, INC.



                    By:  /s/ John B. Reinhardt
                         John B. Reinhardt, Senior Vice President

                             EXHIBIT A


MATERIALS

RCI will provide the following materials to Affiliate:

(a) one (1) copy of the current RCI film, at a charge not to exceed RCI's cost, and the right to use such RCI film in accordance with the terms of RCI's agreement, if any, with persons appearing in such films;

(b)  three hundred (300) RCI promotional brochures at no charge;

(c)  three hundred (300) copies of selected issues of "Endless
     Vacation" magazine at no charge;

(d)  one hundred fifty (150) copies of the current "Endless
     Vacation Special Resort Edition" publication at no charge;

(e)  one hundred seventy-five (175) RCI Membership forms;

(f)  five (5) RCI Procedures Manuals;

(g)  one (1) set of RCI posters;

(h)  one (1) affiliation plaque;

(i)  ten (10) orange member envelopes;

(j)  twenty-five (25) weekly enrollment application report forms;
     and

(k)  one (1) RCI logo stat sheet.

           ADDENDUM TO RCI RESORT AFFILIATION AGREEMENT



     This Addendum to the RCI Resort Affiliation Agreement
("Addendum") is made and entered into on the ______ of ____________, 1997, by and between CHARTHOUSE SUITES VACATION
OWNERSHIP, INC. ("Affiliate") and RESORT CONDOMINIUMS
INTERNATIONAL, INC. ("RCI").

     WHEREAS, RCI and Affiliate desire to amend certain provisions contained in the RCI Resort Affiliation Agreement ("Agreement") executed contemporaneously herewith.

     NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. The Agreement is hereby specifically incorporated as part hereof. In all respects other than as specifically herein modified, the terms and condition of the Agreement shall continue in full force and effect.

     2. To the extent any conflict of terms and conditions exist between this Addendum and the Agreement then the terms and conditions of this Addendum shall supersede and control.

     3. Capitalized terms as used herein, unless otherwise defined, have the same definition as used in the Agreement.

     4. The first sentence in Section 3.5 Reserve Units is hereby deleted in its entirety and replaced with the following:

          Affiliate agrees to make available to the RCI Exchange Program a total of six (6) weeks (five weeks in a studio unit and one week in a one bedroom) at the Resort during the period February 7, 1997, through December 31, 1997, as designated in written notice to RCI at least fourteen
          (14) days prior to when the weeks in such units are available.








     IN WITNESS WHEREOF, the parties have executed this Addendum to RCI Resort Affiliation Agreement as of the day and year first above written.

CHARTHOUSE SUITES VACATION OWNERSHIP, INC. ("Affiliate")


By:  /s/ Jeffrey Keierleber
     Jeffrey Keierleber, President


RESORT CONDOMINIUMS INTERNATIONAL, INC. ("RCI")


By:  /s/ John B. Reinhardt
     John B. Reinhardt, Senior Vice President